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                                                                      Exhibit 11



                           STATER BROS. HOLDINGS INC.
                    CALCULATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)
          (IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)


                                                            13 Weeks Ended
                                                        -------------------------
                                                        Dec. 28,         Dec. 27,
                                                          1997             1998
                                                        --------         --------
Net income                                              $ 1,373          $ 2,287
Less preferred dividends                                     --               --
                                                        -------          -------

Net income available to common shareholders             $ 1,373          $ 2,287
                                                        =======          =======

Earnings per common share                               $ 27.46          $ 45.74
                                                        =======          =======

Average common shares outstanding                        50,000           50,000
                                                        =======          =======

Common shares outstanding at end of period               50,000           50,000
                                                        =======          =======



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